Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-194021) pertaining to the Amended and Restated 2007 Equity Incentive Plan and 2014 Equity Incentive Plan of Genocea Biosciences, Inc.,

(2)	Registration Statement (Form S-8 No. 333-197127) pertaining to the 2014 Employee Stock Purchase Plan of Genocea Biosciences, Inc.,

(3)	Registration Statement (Form S-3 No. 333-203981) of Genocea Biosciences, Inc., and

(4)	Registration Statement (Form S-8 No. 333-216183) pertaining to the 2014 Equity Incentive Plan of Genocea Biosciences, Inc.;

of our report dated February 16, 2018, with respect to the consolidated financial statements of Genocea Biosciences, Inc. included in this Annual Report (Form 10-K) of Genocea Biosciences, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 16, 2018